Exhibit (a)(xi)

Amendment No. 1 to

Offer to Purchase for Cash

By

AMERICAN REALTY CAPITAL TRUST, INC.

Up to $220,000,000 in Value of Shares of its Common Stock
At a Purchase Price of Not Greater Than $11.00 per Share
Nor Less Than $10.50 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MARCH 28, 2012, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN

Reference is made to that certain Offer to Purchase, dated March 1, 2012 (the “Offer to Purchase”), pursuant to which American Realty Capital Trust, Inc., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company”) is offering to purchase up to $220,000,000 in value of shares of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $11.00 nor less than $10.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company hereby amends the Offer to Purchase as follows:

1.	All references in the Offer to Purchase referring to “5:00 p.m., Eastern Time” as the time on the Expiration Date at which the Offer will expire hereby are amended and replaced by references to “12:00 Midnight, Eastern Time”.
2.	All references in the Offer to Purchase to “Rule 14d-4(c)” under the Exchange Act hereby are amended and replaced by references to “Rule 13e-4(e)” under the Exchange Act.
3.	As of March 9, 2012, the last full trading day before the filing of this Amendment No. 1 to Schedule TO, the reported closing price of the Shares on NASDAQ was $10.42.
4.	The last full paragraph on page ii of the Offer to Purchase hereby is amended and restated in its entirety to read as follows:

“We will use available cash and borrowings under the Company’s existing revolving credit facility to purchase Shares in the Offer and to pay all related fees and expenses. In addition to the other conditions set forth in Section 7, the consummation of the Offer is subject to the satisfaction of the conditions to the borrowing by us of $220,000,000 under our revolving credit facility. Such conditions to borrowing by us are customary, consisting of (a) the representations and warranties of us and each other loan party to the credit agreement being true and correct in all material respects, (b) no default or event of default existing or resulting from such borrowing or from the application thereof by us, (c) the administrative agent under the revolving credit facility having received a request for credit extension in accordance with the requirements of the credit agreement, and (d) after giving effect to such borrowing, the total outstanding amount under the revolving credit facility not exceeding the Available Loan Amount, as defined in the credit agreement (all these conditions collectively, the “Credit Facility Condition”).”

5.	The second paragraph on page iv of the Offer to Purchase hereby is amended and restated in its entirety to read as follows:

“Notwithstanding anything contained in the Offer to Purchase, the Letter of Transmittal or any other ancillary documents relating to the Offer, brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s Automated Tender Offer Program (“ATOP”) system, but need to submit any documentation required for processing through the ATOP system. Notwithstanding anything contained in the Offer to Purchase, the Letter of Transmittal or any other ancillary documents relating to the Offer, brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Notice of Withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system, but need to submit any documentation required for processing through the ATOP system. All tenders and withdrawals through DTC’s ATOP system must be completed in accordance with the terms and conditions of the ATOP system.”

6.	The final paragraph on page 3 of the Offer to Purchase hereby is amended and restated in its entirety to read as follows:

“The Company will pay for your validly tendered and not withdrawn Shares by depositing the purchase price in cash with Computershare, Inc., the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely (a) receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal, or (b) if you are tendering Shares through DTC’s ATOP procedures, confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC. See Section 3 and Section 5.”

7.	The final paragraph on page 4 of the Offer to Purchase hereby is amended and restated in its entirety to read as follows:

“Brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system, but need to submit any documentation required for processing through the ATOP system.”

8.	The second to last sentence in the paragraph on page 5 titled “How do I withdraw my previously tendered Shares?” hereby is amended and restated in its entirety to read as follows:

“Custodians and DTC participants who tendered Shares through DTC must comply with DTC’s procedures for withdrawal of tenders. Brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Notice of Withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system, but need to submit any documentation required for processing through the ATOP system.”

9.	The subsection titled “Proper Tenders of Shares by Custodians or DTC Participants” on page 15 of Section 3 of the Offer to Purchase is hereby amended and restated in its entirety to read as follows:

“Proper Tenders of Shares by Custodians or DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in DTC, you may tender Shares under the Offer by:

•	delivering (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to ARC Advisory Services, LLC, the Depositary for the Offer, which must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase before the Expiration Date; or
•	tendering the applicable Shares electronically through DTC’s ATOP system into the Paying Agent’s account at DTC by book-entry transfer, subject to the terms and procedures of that system, on or prior to the Expiration Date.

Brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system, but need to submit any documentation required for processing through the ATOP system.

If you are tendering Shares through ATOP and wish to tender portions of your Shares at more than one price, you will need to complete a separate ATOP transfer for each price at which you are tendering your Shares.”

10.	The sixth paragraph on page 16 in Section 3 of the Offer to Purchase, “Procedures for Tendering Shares,” hereby is amended and restated in its entirety to read as follows:

“In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after:

•	timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees; or
•	if Shares are tendered through DTC’s ATOP system, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC, as described below; and, in either case,
•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.”
11.	The subsection titled “Book-Entry Delivery” on page 17 of Section 3 of the Offer to Purchase is hereby amended and restated in its entirety to read as follows:

“Book-Entry Delivery. The Paying Agent will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of the Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Paying Agent’s account in accordance with DTC’s ATOP procedures. If you cannot comply with the procedure for book-entry transfer by the Expiration Date or if your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described below.

Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.”

12.	The third bullet on page 17 in Section 3 of the Offer to Purchase, “Procedures for Tendering Shares,” hereby is amended and restated in its entirety to read as follows:
“•	within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery, the Depositary receives a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal or, if you are tendering Shares through DTC’s ATOP procedures, the Paying Agent receives confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC.”
13.	The third paragraph on page 20 in Section 4 of the Offer to Purchase, “Withdrawal Rights,” hereby is amended and restated in its entirety to read as follows:

“Withdrawals by Custodians and DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in DTC who tendered Shares in accordance with DTC’s ATOP system, for a withdrawal to be effective, you must comply with DTC’s procedures for withdrawal of tenders. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate Notices of Withdrawal or a combined Notice of Withdrawal.

Holders who tendered their Shares to the Paying Agent through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Holders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.”

14.	The first paragraph on page 24 in Section 7 of the Offer to Purchase, “Conditions of the Offer,” hereby is amended and restated in its entirety to read as follows:

“The Offer is not conditioned on a minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares in the Offer.”

15.	The third bullet on page 24 in Section 7 of the Offer to Purchase, “Conditions of the Offer,” hereby is amended and restated in its entirety to read as follows:
“ •	in our reasonable judgment, challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions.”